--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: February 28, 2009
                                                      Estimated  average  burden
                                                      hours per response....14.5
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*


                          Freescale Semiconductor, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    35687M107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 10, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 57 Pages
                         Exhibit Index Found on Page 55

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    5,660,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     5,660,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,660,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA
------------====================================================================


                               Page 2 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    5,660,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     5,660,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,660,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 3 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    5,660,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     5,660,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,660,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 4 of 57 Pages

                                      13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    5,660,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     5,660,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,660,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 5 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            India
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    5,660,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     5,660,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,660,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 6 of 57 Pages

                                      13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    65,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     65,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            65,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 7 of 57 Pages

                                      13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    1,406,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     1,406,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,406,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 8 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    1,120,850
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     1,120,850
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,120,850
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 9 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    78,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     78,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            78,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 10 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    90,550
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     90,550
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            90,550
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 11 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    51,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     51,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            51,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 12 of 57 Pages

                                      13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    1,492,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     1,492,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,492,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 13 of 57 Pages

                                      13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    3,783,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     3,783,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,783,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                              Page 14 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,306,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,306,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,306,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                              Page 15 of 57 Pages

                                      13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 16 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 17 of 57 Pages

                                      13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 18 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 19 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 20 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 21 of 57 Pages

                                   13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 22 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 23 of 57 Pages

                                      13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 24 of 57 Pages

                                       13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 25 of 57 Pages

                                      13D

===================
CUSIP No. 35687M107
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
    2                                                         (b) [ X ]**
                  ** The reporting persons making this filing hold an aggregate of 8,089,900 Shares, which is 5.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    8,089,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     8,089,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            8,089,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 26 of 57 Pages

Item 1.  Security And Issuer
------   -------------------

         This statement relates to shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), of Freescale Semiconductor, Inc. (the "Company"). The Company's principal offices are located at 6501 William Cannon Drive West, Austin, Texas 78735.

Item 2.  Identity And Background
------   -----------------------

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

                 The Noonday Sub-adviser Entities
                 --------------------------------

                  (i) Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "First Noonday Sub-adviser"), with respect to all of the Class A Shares held by the Noonday Fund and certain of the Class A Shares held by the Farallon Funds and the Managed Accounts;

                  (ii) Noonday Asset Management, L.P., a Delaware limited partnership which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "Second Noonday Sub-adviser"), with respect to all of the Class A Shares held by the Noonday Fund and certain of the Class A Shares held by the Farallon Funds and the Managed Accounts; and

                  (iii) Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the "Noonday General Partner"), with respect to all of the Class A Shares held by the Noonday Fund and certain of the Class A Shares held by the Farallon Funds and the Managed Accounts.

         The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the "Noonday Sub-adviser Entities."

         The Noonday Managing Members
         ----------------------------

                  (iv) David I. Cohen ("Cohen") and Saurabh K. Mittal ("Mittal"), the managing members of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of Class A Shares held by the Noonday Fund and certain of the Class A Shares held by the Farallon Funds and the Managed Accounts.


----------------------------------
(1) The First Noonday Sub-adviser and the Second Noonday Sub-adviser entered into certain subadvisory arrangements with the Management Company and the Farallon General Partner effective as of January 1, 2005, pursuant to which the First Noonday Sub-adviser and the Second Noonday Sub-adviser were granted investment discretion over all of the assets of the Noonday Fund and certain of the assets of the Farallon Funds and the Managed Accounts.


                              Page 27 of 57 Pages

         Cohen and Mittal are referred to herein as the "Noonday Individual Reporting Persons."

         The Noonday Fund
         ----------------

                  (v) Noonday Capital Partners, L.L.C., a Delaware limited liability company (the "Noonday Fund"), with respect to the Class A Shares held by it.

         The Farallon Funds
         ------------------

                  (vi) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Class A Shares held by it;

                  (vii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Class A Shares held by it;

                  (viii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Class A Shares held by it;

                  (ix)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Class A Shares held by it;

                  (x)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Class A Shares held by it; and

                  (xi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Class A Shares held by it.

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds." The Noonday Fund and the Farallon Funds are together referred to herein as the "Funds."

         The Management Company
         ----------------------

                  (xii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Class A Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

        The Farallon General Partner
        ----------------------------

                  (xiii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the "Farallon General Partner"), with respect to the Class A Shares held by each of the Funds.


                              Page 28 of 57 Pages

         The Farallon Managing Members
         -----------------------------

                  (xiv) The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the Class A Shares held by the Funds and the Managed Accounts: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William
                           F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Duhamel, Fried, Landry, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons." The Noonday Individual Reporting Persons and the Farallon Individual Reporting Persons are together referred to herein as the "Individual Reporting Persons."

         (b) The address of the principal business office of (i) the Funds, the Management Company and the Farallon General Partner is One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the Noonday Sub-adviser Entities is 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (c) The principal business of each of the Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the First Noonday Sub-adviser and the Second Noonday Sub-adviser, a registered investment adviser, is to act as a sub-investment adviser to the Funds and the Managed Accounts. The principal business of the Noonday General Partner is to act as the general partner of the Second Noonday Sub-adviser. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds and the managing member of the Noonday Fund. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (d) None of the Funds, the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Funds, the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) The citizenship of each of the Funds, the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal is a citizen of the United States. Mittal is a citizen of India.


                              Page 29 of 57 Pages

         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         The net investment cost (including commissions) for the Class A Shares held by each of the Funds and the Managed Accounts is set forth below:

      Entity                Class A Shares Held             Approximate Net
      ------                -------------------             ---------------
                                                            Investment Cost
                                                            ---------------
      Noonday Fund                  65,500                     $2,568,561
      FCP                        1,406,500                    $55,230,712
      FCIP                       1,120,850                    $44,032,308
      FCIP II                       78,700                     $3,086,340
      FCIP III                      90,550                     $3,554,743
      Tinicum                       51,600                     $2,027,813
      FCOI II                    1,492,600                    $58,584,131
      Managed Accounts           3,783,600                   $148,480,312


         The consideration for such acquisitions was obtained as follows: (i) with respect to the Noonday Fund, FCP, Tinicum and FCOI II, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Noonday Fund, FCP, Tinicum and FCOI II at Goldman, Sachs & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. The Noonday Fund, FCP, Tinicum, FCOI II and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Class A Shares.

Item 4.  Purpose Of The Transaction
------   --------------------------

         The purpose of the acquisition of the Class A Shares is for investment, and the acquisitions of the Class A Shares by each of the Funds and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

         Although no Reporting Person has any specific plan or proposal to acquire or dispose of Class A Shares, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Class A Shares or dispose of any or all of its Class A Shares depending upon an ongoing evaluation of the investment in the Class A Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Class A Shares which it may hold at any point in time.

         Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the


                              Page 30 of 57 Pages

Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.

         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 142,195,328 Class A Shares outstanding as of October 13, 2006 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 29, 2006 filed with the Securities and Exchange Commission on October 20, 2006.

                  (c) The trade dates, number of Class A Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Class A Shares by the Funds in the past 60 days are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (b)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.


                              Page 31 of 57 Pages

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser, and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (c)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (d)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.


                              Page 32 of 57 Pages

                  (c) The trade dates, number of Class A Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Class A Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (e)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (f)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.


                              Page 33 of 57 Pages

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         The Class A Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday
Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Class A Shares owned by Noonday Fund and certain of such Class A Shares owned by the Farallon Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Class A Shares owned by the Noonday Fund and certain of such Class A Shares owned by the Farallon Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Class A Shares owned by the Noonday Fund and certain of such Class A Shares owned by the Farallon Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Class A Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Class A Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Class A Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Class A Shares.

Item 6.  Contracts, Arrangements, Understandings Or
------   -------------------------------------------
         Relationships With Respect To Securities Of The Issuer
         ------------------------------------------------------

         Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option


                              Page 34 of 57 Pages
arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.
























                              Page 35 of 57 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 20, 2006


                         /s/ Monica R. Landry
                      -----------------------------------
                      NOONDAY G.P. (U.S.), L.L.C.
                      By Monica R. Landry, Attorney-in-fact


                         /s/ Monica R. Landry
                      ----------------------------------------
                      NOONDAY CAPITAL, L.L.C.,
                      On its own behalf
                      and as the General Partner of
                      NOONDAY ASSET MANAGEMENT, L.P.
                      By Monica R. Landry, Attorney-in-fact


                         /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      On its own behalf,
                      as the General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                      FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                      and as the Managing Member of
                      NOONDAY CAPITAL PARTNERS, L.L.C.
                      By Monica R. Landry, Managing Member


                         /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON CAPITAL MANAGEMENT, L.L.C.
                      By Monica R. Landry,
                      Managing Member


                         /s/ Monica R. Landry
                      ---------------------------------------
                      Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel,
                      Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly


                              Page 36 of 57 Pages

         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this Schedule 13D on its or his behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference.









                              Page 37 of 57 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The First Noonday Sub-adviser
         -----------------------------

         (a)      Noonday G.P. (U.S.), L.L.C.
         (b)      c/o Noonday Asset Management, L.P.
                  227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c) Serves as sub-investment adviser to investment funds and managed accounts
         (d)      Delaware limited liability company
         (e)      Managing Members: David I. Cohen and Saurabh K. Mittal

2.       The Second Noonday Sub-adviser
         ------------------------------

         (a)      Noonday Asset Management, L.P.
         (b)      227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c) Serves as sub-investment adviser to investment funds and managed accounts
         (d)      Delaware limited partnership
         (e) David I. Cohen and Saurabh K. Mittal, the managing members of its general partner

3.       The Noonday General Partner
         ---------------------------

         (a)      Noonday Capital, L.L.C.
         (b)      c/o Noonday Asset Management, L.P.
                  227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as general partner of the Second Noonday Sub-adviser
         (d)      Delaware limited liability company
         (e)      Managing Members: David I. Cohen and Saurabh K. Mittal

4.       The Noonday Individual Reporting Persons
         ----------------------------------------

         Cohen is a citizen of the United States. Mittal is a citizen of India. The business address of each of the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The principal occupation of each of the Noonday Individual Reporting Persons is serving as the managing member of both the First Noonday Sub-adviser and the Noonday General Partner. The Noonday Individual Reporting Persons do not have any additional information to disclose


                              Page 38 of 57 Pages
         with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

5.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

6.       The Farallon General Partner
         ----------------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

7.       Managing Members of the Management Company and the Farallon General
         -------------------------------------------------------------------
         Partner
         -------

         Each of the managing members of the Management Company and the Farallon General Partner other than Swart is a citizen of the United States. Swart is a citizen of New Zealand. The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing member of both the Management Company and the Farallon General Partner. None of the managing members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the
         Schedule 13D.


                              Page 39 of 57 Pages

                                   SCHEDULE A
                                   ----------

                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        -------------------------------


                               NO. OF CLASS A SHARES
                                   PURCHASED (P)                    PRICE
       TRADE DATE                    OR SOLD (S)                  PER SHARE
      ------------                 ---------------               -----------

       10/10/2006                    3,500 (P)                     $38.32
       10/10/2006                    4,000 (P)                     $38.37
       10/11/2006                    2,000 (S)                     $38.38
       10/11/2006                    2,000 (P)                     $38.38
       10/11/2006                    2,000 (P)                     $38.36
       10/19/2006                    2,000 (P)                     $39.12
       10/19/2006                    3,000 (P)                     $39.13
       10/19/2006                    2,500 (P)                     $39.03
       10/19/2006                    4,000 (P)                     $39.12
       10/20/2006                    8,000 (P)                     $39.23
       10/23/2006                      100 (P)                     $39.27
       10/23/2006                      100 (P)                     $39.23
       10/25/2006                       46 (P)                     $39.30
       10/25/2006                      454 (P)                     $39.30
       10/25/2006                    1,363 (P)                     $39.29
       10/25/2006                      137 (P)                     $39.29
       10/26/2006                    1,400 (P)                     $39.29
        11/1/2006                    4,400 (P)                     $39.37
        11/1/2006                   14,100 (P)                     $39.37
        11/1/2006                    3,100 (P)                     $39.38
        11/3/2006                    2,600 (P)                     $39.53
        11/3/2006                      300 (P)                     $39.51
        11/6/2006                      100 (P)                     $39.53
       11/10/2006                      300 (P)                     $39.67
       11/10/2006                    1,100 (P)                     $39.69
       11/13/2006                      200 (P)                     $39.69
       11/14/2006                      900 (P)                     $39.69
       11/16/2006                    2,700 (P)                     $39.83
       11/16/2006                      200 (P)                     $39.82
       11/17/2006                    2,000 (P)                     $39.82
       11/17/2006                      900 (P)                     $39.82





                              Page 40 of 57 Pages

                                   SCHEDULE B
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------


                               NO. OF CLASS A SHARES
                                   PURCHASED (P)                    PRICE
       TRADE DATE                    OR SOLD (S)                  PER SHARE
      ------------                 ---------------               ------------

        10/6/2006                      100 (P)                     $38.32
       10/10/2006                   65,000 (P)                     $38.37
       10/10/2006                   56,800 (P)                     $38.32
       10/11/2006                      100 (S)                     $38.38
       10/11/2006                   32,400 (S)                     $38.38
       10/11/2006                   34,500 (P)                     $38.36
       10/11/2006                   34,500 (P)                     $38.38
       10/19/2006                   40,000 (P)                     $39.03
       10/19/2006                   32,000 (P)                     $39.12
       10/19/2006                   48,000 (P)                     $39.13
       10/19/2006                   64,000 (P)                     $39.12
       10/20/2006                  128,100 (P)                     $39.23
       10/23/2006                      900 (P)                     $39.23
       10/23/2006                    1,300 (P)                     $39.27
       10/25/2006                    2,275 (P)                     $39.29
       10/25/2006                   22,525 (P)                     $39.29
       10/25/2006                    7,538 (P)                     $39.30
       10/25/2006                      762 (P)                     $39.30
       10/26/2006                   18,500 (P)                     $39.29
        11/1/2006                   59,500 (P)                     $39.37
        11/1/2006                   42,500 (P)                     $39.38
        11/1/2006                  191,800 (P)                     $39.37
        11/1/2006                   46,900 (P)                     $39.38
        11/1/2006                  211,500 (P)                     $39.37
        11/1/2006                   65,600 (P)                     $39.37
        11/3/2006                   32,400 (P)                     $39.53
        11/3/2006                    3,600 (P)                     $39.51
        11/3/2006                   35,400 (P)                     $39.53
        11/3/2006                    4,000 (P)                     $39.51
        11/6/2006                    1,400 (P)                     $39.53
        11/6/2006                    1,500 (P)                     $39.53
       11/10/2006                   13,400 (P)                     $39.69
       11/10/2006                    3,300 (P)                     $39.67
       11/10/2006                   14,700 (P)                     $39.69
       11/10/2006                    3,600 (P)                     $39.67
       11/13/2006                    2,500 (P)                     $39.69
       11/13/2006                    2,800 (P)                     $39.69


                              Page 41 of 57 Pages

       11/14/2006                   10,500 (P)                     $39.69
       11/14/2006                   11,700 (P)                     $39.69
       11/16/2006                    2,200 (P)                     $39.82
       11/16/2006                   27,200 (P)                     $39.83
       11/16/2006                    2,500 (P)                     $39.82
       11/16/2006                   31,100 (P)                     $39.83
       11/17/2006                   19,700 (P)                     $39.82
       11/17/2006                    8,800 (P)                     $39.82
       11/17/2006                    9,900 (P)                     $39.82
       11/17/2006                   22,200 (P)                     $39.82














                              Page 42 of 57 Pages

                                   SCHEDULE C
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  --------------------------------------------

                               NO. OF CLASS A SHARES
                                   PURCHASED (P)                    PRICE
       TRADE DATE                    OR SOLD (S)                  PER SHARE
      ------------                 ---------------               -----------

        10/6/2006                      100 (P)                     $38.32
       10/10/2006                   47,000 (P)                     $38.37
       10/10/2006                   41,100 (P)                     $38.32
       10/11/2006                   23,400 (S)                     $38.38
       10/11/2006                      100 (S)                     $38.38
       10/11/2006                   24,500 (P)                     $38.38
       10/11/2006                   24,500 (P)                     $38.36
       10/19/2006                   23,500 (P)                     $39.12
       10/19/2006                   35,200 (P)                     $39.13
       10/19/2006                   47,000 (P)                     $39.12
       10/19/2006                   29,400 (P)                     $39.03
       10/20/2006                   90,100 (P)                     $39.23
       10/23/2006                      600 (P)                     $39.23
       10/23/2006                      800 (P)                     $39.27
       10/25/2006                    1,372 (P)                     $39.29
       10/25/2006                    4,543 (P)                     $39.30
       10/25/2006                   13,628 (P)                     $39.29
       10/25/2006                      457 (P)                     $39.30
       10/26/2006                   11,600 (P)                     $39.29
        11/1/2006                   51,600 (P)                     $39.37
        11/1/2006                   36,900 (P)                     $39.38
        11/1/2006                  166,400 (P)                     $39.37
        11/1/2006                  183,300 (P)                     $39.37
        11/1/2006                   40,600 (P)                     $39.38
        11/1/2006                   56,900 (P)                     $39.37
        11/3/2006                    3,000 (P)                     $39.51
        11/3/2006                   26,300 (P)                     $39.53
        11/3/2006                   28,900 (P)                     $39.53
        11/3/2006                    3,300 (P)                     $39.51
        11/6/2006                    1,200 (P)                     $39.53
        11/6/2006                    1,200 (P)                     $39.53
       11/10/2006                    2,700 (P)                     $39.67
       11/10/2006                   11,200 (P)                     $39.69
       11/10/2006                    3,100 (P)                     $39.67
       11/10/2006                   12,500 (P)                     $39.69
       11/13/2006                    2,200 (P)                     $39.69
       11/13/2006                    2,350 (P)                     $39.69


                              Page 43 of 57 Pages

       11/14/2006                    8,400 (P)                     $39.69
       11/14/2006                    9,300 (P)                     $39.69
       11/16/2006                    1,750 (P)                     $39.82
       11/16/2006                   22,050 (P)                     $39.83
       11/16/2006                    2,000 (P)                     $39.82
       11/16/2006                   24,800 (P)                     $39.83
       11/17/2006                    6,700 (P)                     $39.82
       11/17/2006                   15,200 (P)                     $39.82
       11/17/2006                    7,700 (P)                     $39.82
       11/17/2006                   17,400 (P)                     $39.82














                              Page 44 of 57 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                -----------------------------------------------

                               NO. OF CLASS A SHARES
                                   PURCHASED (P)                    PRICE
       TRADE DATE                    OR SOLD (S)                  PER SHARE
      ------------                 ---------------               -----------

       10/10/2006                    4,400 (P)                     $38.32
       10/10/2006                    5,000 (P)                     $38.37
       10/11/2006                    2,500 (S)                     $38.38
       10/11/2006                    2,500 (P)                     $38.36
       10/11/2006                    2,500 (P)                     $38.38
       10/19/2006                    3,100 (P)                     $39.03
       10/19/2006                    3,800 (P)                     $39.13
       10/19/2006                    2,500 (P)                     $39.12
       10/19/2006                    5,000 (P)                     $39.12
       10/20/2006                    8,000 (P)                     $39.23
       10/23/2006                      100 (P)                     $39.23
       10/23/2006                      100 (P)                     $39.27
       10/25/2006                      454 (P)                     $39.30
       10/25/2006                       46 (P)                     $39.30
       10/25/2006                     1,363(P)                     $39.29
       10/25/2006                      137 (P)                     $39.29
       10/26/2006                    1,200 (P)                     $39.29
        11/1/2006                    1,900 (P)                     $39.38
        11/1/2006                    8,400 (P)                     $39.37
        11/1/2006                    2,600 (P)                     $39.37
        11/1/2006                    2,600 (P)                     $39.37
        11/1/2006                    1,900 (P)                     $39.38
        11/1/2006                    8,500 (P)                     $39.37
        11/3/2006                    1,700 (P)                     $39.53
        11/3/2006                      200 (P)                     $39.51
        11/3/2006                      200 (P)                     $39.51
        11/3/2006                    1,700 (P)                     $39.53
        11/6/2006                      100 (P)                     $39.53
        11/6/2006                      100 (P)                     $39.53
       11/10/2006                      700 (P)                     $39.69
       11/10/2006                      200 (P)                     $39.67
       11/10/2006                      900 (P)                     $39.69
       11/10/2006                      200 (P)                     $39.67
       11/13/2006                      150 (P)                     $39.69
       11/13/2006                      200 (P)                     $39.69
       11/14/2006                      600 (P)                     $39.69
       11/14/2006                      700 (P)                     $39.69


                              Page 45 of 57 Pages

       11/16/2006                      100 (P)                     $39.82
       11/16/2006                    1,600 (P)                     $39.83
       11/16/2006                    2,000 (P)                     $39.83
       11/16/2006                      150 (P)                     $39.82
       11/17/2006                    1,100 (P)                     $39.82
       11/17/2006                      500 (P)                     $39.82
       11/17/2006                    1,400 (P)                     $39.82
       11/17/2006                      600 (P)                     $39.82












                              Page 46 of 57 Pages

                                   SCHEDULE E
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                               NO. OF CLASS A SHARES
                                   PURCHASED (P)                    PRICE
       TRADE DATE                    OR SOLD (S)                  PER SHARE
      ------------                 ---------------               -----------

       10/10/2006                    3,500 (P)                     $38.32
       10/10/2006                    4,000 (P)                     $38.37
       10/11/2006                    2,000 (S)                     $38.38
       10/11/2006                    2,000 (P)                     $38.38
       10/11/2006                    2,000 (P)                     $38.36
       10/19/2006                    2,500 (P)                     $39.03
       10/19/2006                    3,000 (P)                     $39.13
       10/19/2006                    4,000 (P)                     $39.12
       10/19/2006                    2,000 (P)                     $39.12
       10/20/2006                    8,000 (P)                     $39.23
       10/23/2006                      100 (P)                     $39.27
       10/25/2006                      100 (P)                     $39.29
       10/25/2006                       37 (P)                     $39.30
       10/25/2006                      363 (P)                     $39.30
       10/25/2006                    1,000 (P)                     $39.29
       10/26/2006                      900 (P)                     $39.29
        11/1/2006                    3,100 (P)                     $39.38
        11/1/2006                    4,400 (P)                     $39.37
        11/1/2006                   14,100 (P)                     $39.37
        11/1/2006                    3,700 (P)                     $39.38
        11/1/2006                    5,300 (P)                     $39.37
        11/1/2006                   16,900 (P)                     $39.37
        11/3/2006                    1,300 (P)                     $39.53
        11/3/2006                      100 (P)                     $39.51
        11/3/2006                    1,800 (P)                     $39.53
        11/3/2006                      200 (P)                     $39.51
        11/6/2006                      100 (P)                     $39.53
       11/10/2006                      700 (P)                     $39.69
       11/10/2006                      200 (P)                     $39.67
       11/10/2006                      200 (P)                     $39.67
       11/10/2006                      750 (P)                     $39.69
       11/13/2006                      100 (P)                     $39.69
       11/13/2006                      100 (P)                     $39.69
       11/14/2006                      450 (P)                     $39.69
       11/14/2006                      450 (P)                     $39.69
       11/16/2006                    1,200 (P)                     $39.83
       11/16/2006                      100 (P)                     $39.82


                              Page 47 of 57 Pages

       11/16/2006                    1,200 (P)                     $39.83
       11/16/2006                      100 (P)                     $39.82
       11/17/2006                      800 (P)                     $39.82
       11/17/2006                      400 (P)                     $39.82
       11/17/2006                      400 (P)                     $39.82
       11/17/2006                      900 (P)                     $39.82


















                              Page 48 of 57 Pages

                                   SCHEDULE F
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------

                               NO. OF CLASS A SHARES
                                   PURCHASED (P)                    PRICE
       TRADE DATE                    OR SOLD (S)                  PER SHARE
      ------------                 ---------------               ------------

       10/10/2006                    1,700 (P)                     $38.32
       10/10/2006                    2,000 (P)                     $38.37
       10/11/2006                    1,000 (S)                     $38.38
       10/11/2006                    1,000 (P)                     $38.36
       10/11/2006                    1,000 (P)                     $38.38
       10/19/2006                    1,300 (P)                     $39.03
       10/19/2006                    1,500 (P)                     $39.13
       10/19/2006                    1,000 (P)                     $39.12
       10/19/2006                    2,000 (P)                     $39.12
       10/20/2006                    4,000 (P)                     $39.23
       10/25/2006                       28 (P)                     $39.30
       10/25/2006                      272 (P)                     $39.30
       10/25/2006                      636 (P)                     $39.29
       10/25/2006                       64 (P)                     $39.29
       10/26/2006                      600 (P)                     $39.29
        11/1/2006                    1,900 (P)                     $39.38
        11/1/2006                    2,600 (P)                     $39.37
        11/1/2006                    8,500 (P)                     $39.37
        11/1/2006                    1,900 (P)                     $39.38
        11/1/2006                    8,500 (P)                     $39.37
        11/1/2006                    2,600 (P)                     $39.37
        11/3/2006                      100 (P)                     $39.51
        11/3/2006                      900 (P)                     $39.53
        11/3/2006                      100 (P)                     $39.51
        11/3/2006                    1,300 (P)                     $39.53
       11/10/2006                      100 (P)                     $39.67
       11/10/2006                      400 (P)                     $39.69
       11/10/2006                      200 (P)                     $39.67
       11/10/2006                      600 (P)                     $39.69
       11/13/2006                      100 (P)                     $39.69
       11/13/2006                      100 (P)                     $39.69
       11/14/2006                      300 (P)                     $39.69
       11/14/2006                      300 (P)                     $39.69
       11/16/2006                      100 (P)                     $39.82
       11/16/2006                    1,200 (P)                     $39.83
       11/16/2006                    1,200 (P)                     $39.83
       11/16/2006                      100 (P)                     $39.82


                              Page 49 of 57 Pages

       11/17/2006                      400 (P)                     $39.82
       11/17/2006                      800 (P)                     $39.82
       11/17/2006                      400 (P)                     $39.82
       11/17/2006                      800 (P)                     $39.82



















                              Page 50 of 57 Pages

                                   SCHEDULE G
                                   ----------

                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  -------------------------------------------

                               NO. OF CLASS A SHARES
                                   PURCHASED (P)                    PRICE
       TRADE DATE                    OR SOLD (S)                  PER SHARE
      ------------                 ---------------               ------------

        10/6/2006                      100 (P)                     $38.32
       10/10/2006                   75,000 (P)                     $38.37
       10/10/2006                   65,500 (P)                     $38.32
       10/11/2006                      100 (S)                     $38.38
       10/11/2006                   37,400 (S)                     $38.38
       10/11/2006                   37,500 (P)                     $38.36
       10/11/2006                   37,500 (P)                     $38.38
       10/19/2006                   46,900 (P)                     $39.03
       10/19/2006                   37,500 (P)                     $39.12
       10/19/2006                   75,000 (P)                     $39.12
       10/19/2006                   56,200 (P)                     $39.13
       10/20/2006                  150,100 (P)                     $39.23
       10/23/2006                    1,100 (P)                     $39.23
       10/23/2006                    1,600 (P)                     $39.27
       10/25/2006                    8,540 (P)                     $39.30
       10/25/2006                   25,529 (P)                     $39.29
       10/25/2006                    2,571 (P)                     $39.29
       10/25/2006                      860 (P)                     $39.30
       10/26/2006                   21,700 (P)                     $39.29
        11/1/2006                   43,700 (P)                     $39.38
        11/1/2006                  197,400 (P)                     $39.37
        11/1/2006                   61,300 (P)                     $39.37
        11/1/2006                   67,400 (P)                     $39.37
        11/1/2006                  217,100 (P)                     $39.37
        11/1/2006                   48,100 (P)                     $39.38
        11/3/2006                   30,600 (P)                     $39.53
        11/3/2006                    3,500 (P)                     $39.51
        11/3/2006                   33,700 (P)                     $39.53
        11/3/2006                    3,800 (P)                     $39.51
        11/6/2006                    1,400 (P)                     $39.53
        11/6/2006                    1,500 (P)                     $39.53
       11/10/2006                   12,900 (P)                     $39.69
       11/10/2006                    3,200 (P)                     $39.67
       11/10/2006                    3,500 (P)                     $39.67
       11/10/2006                   14,200 (P)                     $39.69
       11/13/2006                    2,500 (P)                     $39.69
       11/13/2006                    2,800 (P)                     $39.69


                              Page 51 of 57 Pages

       11/14/2006                   10,000 (P)                     $39.69
       11/14/2006                   11,100 (P)                     $39.69
       11/16/2006                    2,100 (P)                     $39.82
       11/16/2006                   26,000 (P)                     $39.83
       11/16/2006                   29,500 (P)                     $39.83
       11/16/2006                    2,300 (P)                     $39.82
       11/17/2006                   18,600 (P)                     $39.82
       11/17/2006                    8,200 (P)                     $39.82
       11/17/2006                    9,400 (P)                     $39.82
       11/17/2006                   21,100 (P)                     $39.82














                              Page 52 of 57 Pages

                                   SCHEDULE H
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                               NO. OF CLASS A SHARES
                                   PURCHASED (P)                    PRICE
       TRADE DATE                    OR SOLD (S)                  PER SHARE
      ------------                 ---------------               -----------

        10/6/2006                      100 (P)                     $38.32
       10/10/2006                  154,000 (P)                     $38.37
       10/10/2006                  134,600 (P)                     $38.32
       10/11/2006                   76,900 (S)                     $38.38
       10/11/2006                      100 (S)                     $38.38
       10/11/2006                   76,000 (P)                     $38.38
       10/11/2006                   76,000 (P)                     $38.36
       10/19/2006                  116,300 (P)                     $39.13
       10/19/2006                  155,000 (P)                     $39.12
       10/19/2006                   77,500 (P)                     $39.12
       10/19/2006                   96,800 (P)                     $39.03
       10/20/2006                  312,300 (P)                     $39.23
       10/23/2006                    3,200 (P)                     $39.27
       10/23/2006                    2,300 (P)                     $39.23
       10/25/2006                    5,497 (P)                     $39.29
       10/25/2006                   54,503 (P)                     $39.29
       10/25/2006                   18,259 (P)                     $39.30
       10/25/2006                    1,841 (P)                     $39.30
       10/26/2006                   46,800 (P)                     $39.29
        11/1/2006                   97,500 (P)                     $39.38
        11/1/2006                  439,900 (P)                     $39.37
        11/1/2006                  136,500 (P)                     $39.37
        11/1/2006                  482,200 (P)                     $39.37
        11/1/2006                  106,900 (P)                     $39.38
        11/1/2006                  149,600 (P)                     $39.37
        11/3/2006                   65,600 (P)                     $39.53
        11/3/2006                      150 (P)                     $39.50
        11/3/2006                    7,450 (P)                     $39.51
        11/3/2006                      150 (P)                     $39.50
        11/3/2006                   72,200 (P)                     $39.53
        11/3/2006                    8,150 (P)                     $39.51
        11/6/2006                    2,850 (P)                     $39.53
        11/6/2006                    3,150 (P)                     $39.53
       11/10/2006                    6,900 (P)                     $39.67
       11/10/2006                   28,000 (P)                     $39.69
       11/10/2006                    7,600 (P)                     $39.67
       11/10/2006                   30,900 (P)                     $39.69


                              Page 53 of 57 Pages

       11/13/2006                    5,600 (P)                     $39.69
       11/13/2006                    6,200 (P)                     $39.69
       11/14/2006                   22,900 (P)                     $39.69
       11/14/2006                   25,500 (P)                     $39.69
       11/16/2006                   59,500 (P)                     $39.83
       11/16/2006                    4,700 (P)                     $39.82
       11/16/2006                   67,750 (P)                     $39.83
       11/16/2006                    5,400 (P)                     $39.82
       11/17/2006                   19,000 (P)                     $39.82
       11/17/2006                   42,800 (P)                     $39.82
       11/17/2006                   21,600 (P)                     $39.82
       11/17/2006                   48,700 (P)                     $39.82

        10/6/2006                      100 (P)                     $38.32
       10/10/2006                   38,400 (P)                     $38.32
       10/10/2006                   44,000 (P)                     $38.37
       10/11/2006                      100 (S)                     $38.38
       10/11/2006                   21,900 (S)                     $38.38
       10/11/2006                   20,000 (P)                     $38.38
       10/11/2006                   20,000 (P)                     $38.36
       10/19/2006                   27,500 (P)                     $39.03
       10/19/2006                   44,000 (P)                     $39.12
       10/19/2006                   22,000 (P)                     $39.12
       10/19/2006                   33,000 (P)                     $39.13
       10/20/2006                   92,100 (P)                     $39.23
       10/23/2006                      700 (P)                     $39.23
       10/23/2006                    1,000 (P)                     $39.27
       10/25/2006                   15,710 (P)                     $39.29
       10/25/2006                      533 (P)                     $39.30
       10/25/2006                    1,590 (P)                     $39.29
       10/25/2006                    5,267 (P)                     $39.30
       10/26/2006                   13,000 (P)                     $39.29
        11/1/2006                   19,400 (P)                     $39.38
        11/1/2006                   87,400 (P)                     $39.37
        11/1/2006                   27,100 (P)                     $39.37
        11/3/2006                   13,600 (P)                     $39.53
        11/3/2006                    1,500 (P)                     $39.51
        11/6/2006                      500 (P)                     $39.53
       11/10/2006                    6,150 (P)                     $39.69
       11/10/2006                    1,500 (P)                     $39.67
       11/13/2006                    1,200 (P)                     $39.69
       11/14/2006                    5,000 (P)                     $39.69
       11/16/2006                    1,300 (P)                     $39.82
       11/16/2006                   16,100 (P)                     $39.83
       11/17/2006                   11,500 (P)                     $39.82
       11/17/2006                    5,100 (P)                     $39.82


                              Page 54 of 57 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d-1(k)





























                              Page 55 of 57 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D


                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        -------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  November 20, 2006


                         /s/ Monica R. Landry
                      -------------------------------
                      NOONDAY G.P. (U.S.), L.L.C.
                      By Monica R. Landry, Attorney-in-fact


                         /s/ Monica R. Landry
                      ---------------------------------------
                      NOONDAY CAPITAL, L.L.C.,
                      On its own behalf
                      and as the General Partner of
                      NOONDAY ASSET MANAGEMENT, L.P.
                      By Monica R. Landry, Attorney-in-fact


                         /s/ Monica R. Landry
                      ------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      On its own behalf,
                      as the General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                      FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                      and as the Managing Member of
                      NOONDAY CAPITAL PARTNERS, L.L.C.
                      By Monica R. Landry, Managing Member


                              Page 56 of 57 Pages

                         /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON CAPITAL MANAGEMENT, L.L.C.
                      By Monica R. Landry, Managing Member


                         /s/ Monica R. Landry
                      ---------------------------------------
                      Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel,
                      Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly


                              Page 57 of 57 Pages